Exhibit 10.1

TERM SHEET FOR ACQUSITION OF HAPI METAVERSE INC.

This term sheet (“Term Sheet”) is intended to outline the terms and conditions for the acquisition of Hapi Metaverse Inc. by HWH International Inc.

PARTIES AND TARGET	1.	HWH International Inc. (NASDAQ: HWH), a Nevada corporation, having its principal office at 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814 (hereinafter referred to as the “Buyer”); and

	2.	Alset Inc. (NASDAQ: AEI), a Texas corporation, having its principal office at 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814 (hereinafter referred to as the “Seller”).

	3.	Hapi Metaverse Inc., a Delaware corporation, having its principal office at 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814 (hereinafter referred to as the “Target”).

	(The Seller and the Buyer shall each be known as a “Party”, and collectively the “Parties’’).

OVERVIEW

In accordance with the terms and conditions set forth herein, the Buyer intends to acquire 100% of the outstanding shares of the Target, with the Seller agreeing to sell its entire 99.55% holding in the Target, valued at approximately US$19,910,603 (the “Acquisition”). The remaining 0.45% of the Target’s shares held by minority shareholders shall be acquired by the Buyer through appropriate corporate action, which may include a statutory merger or other legally permissible mechanisms under Delaware General Corporation Law (DGCL). The transaction is subject to the approval of the Target’s shareholders as per DGCL and compliance with the regulatory requirements, where applicable.

As consideration for the Acquisition, the Buyer agrees to issue to the Seller a Convertible Promissory Note (defined below) in the amount of US$19,910,603, which shall be convertible into such number of newly issued common shares of the Buyer, at US$1.85 per share (the “Conversion Rate”), in accordance with the terms and conditions set forth herein.

BACKGROUND AND PURPOSE

The transactions contemplated hereby involve related parties. The Seller and its subsidiaries collectively are a significant shareholder of the Buyer, owning approximately 78.20% of the issued and outstanding shares in the Buyer.

The Target operates as a diversified holding company with a focus on innovative solutions across the two (2) sectors set out below:

	1.	Retail Experience Solutions Division provides comprehensive point of sales solutions, digital services to the retail sector in Asia in the area of Managed Operations, Systems Integration, and Professional Services.

	2.	Hapi Café offers a unique lifestyle cafe experience, integrating health- focused dining, co-working spaces, VR fitness, and virtual travel.

The Target currently owns approximately 45.69% of Value Exchange International Inc. (VEII). The Target has outstanding convertible note agreements with VEII that, when converted in full, will result in the Target owning approximately 76.22% of the total issued and outstanding shares of VEII, assuming a VEII price per share of US$0.006 (as per the closing price as of November 10, 2025).

The Buyer wishes to acquire 100% ownership of the Target, with the Seller selling its entire 99.55% holding, and through appropriate corporate action to acquire the remaining shares held by minority shareholders.

SATISFACTION OF THE CONSIDERATION

The consideration should be satisfied through the issuance of a convertible promissory note (the “Convertible Promissory Note”) from the Buyer. The salient terms of the Convertible Promissory Note are as follows:

Principal Amount: US$19,910,603

Interest Rate: One percent (1%)

Term: Five (5) years from the date of signing this Term Sheet Conversion Rate: US$1.85

Automatic Conversion: The Parties agree that on the fifth (5th) anniversary of the date of signing this Term Sheet (the “Maturity Date”), the outstanding principal and accrued interest payable thereon (if any) shall automatically be converted into the Buyer’s shares of common stocks (the “HWH Shares”) at the Conversion Rate. Upon conversion, the Buyer shall issue and deliver to the Seller the HWH Shares equal to the outstanding principal and accrued interest divided by the Conversion Rate.

Prepayment: The Buyer shall have the right to prepay all or any portion of the principal and accrued interest, without premium or penalty, upon ten- (10)-day written notice to the Seller.

COMPULSORY ACQUISITION OF THE REMAINING SHARES HELD BY MINORITY SHAREHOLDERS

The Buyer intends to acquire the remaining 0.45% of the outstanding shares in the Target held by minority shareholders through compulsory acquisition via short-form merger. Upon acquiring 99.55% of the outstanding shares of the Target, the Buyer shall effect a short-form merger, resulting in the automatic acquisition of the remaining 0.45% shares without requiring minority shareholder approval. Minority shareholders shall receive fair value consideration, subject to their statutory appraisal rights under DGCL.

The transactions contemplated hereby are subject to compliance with DGCL, Securities and Exchange Commission (SEC) regulations and NASDAQ listing requirements in connection with the compulsory acquisition.

FAIRNESS OPINION	The Buyer has engaged Valuescope, Inc., an independent third-party professional valuation firm (the “Valuator”), to conduct an independent valuation on the Target, and the Valuator has prepared a fairness opinion for the Acquisition (the “Fairness Opinion”).

REPRESENTATIONS AND WARRANTIES OF THE SELLER	The Seller represents and warrants to the Buyer that:

	1.	Requisite Power and Authority. The Seller has all necessary power and authority to execute and deliver this Term Sheet and the other agreements and instruments entered into or delivered by any of the Parties hereto in connection with the transactions contemplated hereby and thereby (the “Transaction Documents”) and to carry out their provisions.

	2.	No Violations. The execution and delivery of the Transaction Documents, and the consummation by the Seller of the transactions contemplated thereby, does not result in a violation of any law, rule, regulation, order, judgment or decree (foreign or domestic) or by which any material property or asset of the Seller is bound or affected other than any of the foregoing which would not have a material adverse effect.

REPRESENTATIONS AND WARRANTIES OF THE BUYER	The Buyer represents and warrants to the Seller that:
	1.	Requisite Power and Authority. The Buyer has all necessary power and authority to execute and deliver this Term Sheet and the other Transaction Documents and to carry out their provisions. All action on the Buyer’s part required for the execution and delivery of this Term Sheet and the other Transaction Documents has been taken. Upon its execution and delivery, this Term Sheet and the other Transaction Documents will be valid and binding obligations of the Buyer, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

	2.	No Violations. The execution and delivery of the Transaction Documents, and the consummation by the Buyer of the transactions contemplated thereby, does not result in a violation of any law, rule, regulation, order, judgment or decree (foreign or domestic) or by which any material property or asset of the Buyer is bound or affected other than any of the foregoing which would not have a material adverse effect.

3.

Issuance of HWH Shares. The HWH Shares have been duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof, and the HWH Shares shall be fully paid and non- assessable with the holder being entitled to all rights accorded to a holder of the common stock in the Buyer.

SEVERABILITY

Each provision of this Term Sheet is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality, validity, or enforceability of the remainder of this Term Sheet.

BINDING EFFECT	This Term Sheet shall be legally binding.
TERMINATION	This Term Sheet will automatically terminate and be of no further force and effect upon mutual written consent of the Parties.
CLOSING CONDITIONS	The closing of the Acquisition is subject to the following conditions, where applicable:

	1.	No objection by NASDAQ;
	2.	Approval of the Acquisition by the requisite percentage of the shareholders of the Parties;
	3.	Approval by the respective boards of directors of the Parties;
	4.	Compliance with DGCL, including obtaining any required consents or approvals necessary to effectuate the Acquisition of the remaining 0.45% outstanding shares from minority shareholders; and
	5.	Satisfaction of all applicable regulatory requirements, including any necessary filings with SEC, if required.

DEFINITIVE AGREEMENT

The Parties will enter into a definitive agreement reflecting the terms set forth herein (the “Definitive Agreement”) for this Acquisition as soon as practicable and in any event, no later than six (6) months from the date of the execution of this Term Sheet.

COSTS AND EXPENSES

All costs and expenses incurred by engaging an independent valuation firm to conduct the Fairness Opinion on the Target shall be borne by the Buyer.

Each Party shall be responsible for its respective costs and expenses in relation to the preparation of this Term Sheet and the Definitive Agreement.

COUNTERPARTS

This Term Sheet and any amendments, if any, may be executed in counterparts (including by facsimile), each of which shall be an original with the same effect as if the signatures thereto and hereto were part of the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

GOVERNING LAW AND JURISDICTION

This Term Sheet shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

The Parties agree that any dispute, controversy, or claim arising out of or relating to this Term Sheet, including its formation, interpretation, performance, or termination, shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware. The Parties irrevocably submit to the exclusive jurisdiction of such courts and waive any objection based on venue, inconvenient forum, or lack of jurisdiction.

[Signature Page Follows.]

The undersigned hereby acknowledges and agrees to the terms and conditions set forth above:

Dated: February 5, 2026

ALSET INC.		HWH INTERNATIONAL INC.

/s/ Lui Wai Leung Alan		/s/ Rongguo Wei
Name:	Lui Wai Leung Alan	Name:	Rongguo Wei
Title:	Co-Chief Financial Officer	Title:	Chief Financial Officer

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